Exhibit 99.1

For information: Wanda Betancourt, APR

wabetancourt@evertecinc.com

(787) 759-9999 x 4805

Press Release

EVERTEC Announces Changes in Leadership for Next Phase of Growth

SAN JUAN, Puerto Rico – February 24, 2012 – EVERTEC, Inc. (“EVERTEC” or “the Company”), a diversified processing business, today announced changes in the Company’s leadership as it finalizes its transition to a stand-alone company and positions itself for its next phase of growth.

Félix M. Villamil has been elevated to Vice Chairman of EVERTEC’s Board of Directors and has passed on day-to-day leadership duties to a new Chief Executive Officer, Mr. Peter Harrington. Peter previously served as President of Latin America and Canada for First Data Corporation, a leading global technology and payments processing company. He has extensive experience managing and growing payment processing businesses in Latin America, as well as North America, Asia and Europe.

EVERTEC also announced the promotion of Miguel Vizcarrondo from Senior Vice President to Executive Vice President now responsible for the Merchant Acquiring Business and the ATH Network. Vizcarrondo has been responsible for the Merchant Acquiring Business since 2006 and came to EVERTEC in 2010 from Banco Popular. Miguel has significant experience leading and growing the merchant acquiring business and other businesses both at EVERTEC and Banco Popular.

“Félix oversaw the company’s growth from a division within Popular to an independent, global player in the payments processing sector. He led us through EVERTEC’s transition to a stand-alone company and oversaw exceptional growth,” said Marc Becker, EVERTEC’s Board Chairman. “We are now poised to bring the company to the next level, and we believe that Peter has the experience and global perspective to make this happen.” He continued, “We are also very pleased about having Miguel take on this new role. We have a superb executive team in place and are excited about the future.”

Félix M. Villamil stated, “I have a great deal of pride and satisfaction following my tenure as CEO of EVERTEC. I look forward to continuing to contribute to the growth of EVERTEC and working with Peter in my new role as Vice Chairman.”

Richard L. Carrión, Chief Executive Officer and Director of Popular and Director on EVERTEC’s Board added, “I welcome Peter and have a great deal of confidence in his ability to lead EVERTEC forward and to continue building EVERTEC into the preeminent processing company in the Latin American region. We sincerely thank Felix for everything that he accomplished during his time as CEO, and we are grateful that we will continue to benefit from Felix’s experience and knowledge on EVERTEC’s Board.”

“It is a privilege and honor to join such a great company and such a strong team,” said Peter Harrington. “I know that an exciting future awaits us as we harness the momentum within this great company to further enhance our operations, expand our customer base and grow in both existing and new markets.”

Peter Harrington Background

Peter Harrington served as President of Latin America and Canada for First Data Corporation from 2002 – 2008. Prior to that role, Mr. Harrington served as President of PaySys International, Inc., a wholly owned subsidiary of First Data Corporation. He joined First Data Corporation in 1998 as the Director of European operations. Prior to joining First Data Corporation, he was a Managing Director responsible for the card processing business of EDS Africa, a subsidiary of Electronic Data Systems. Mr. Harrington also managed lending and credit card operations at The Massachusetts Company (a subsidiary of Travelers Insurance Company) and Fleet National Bank. In 2009, Mr. Harrington founded a consulting business focused on the payments industry where he consulted for major international payment companies and leading private equity firms operating in Canada and Latin America.

Miguel Vizcarrondo Background

Miguel Vizcarrondo came to EVERTEC in 2010 as a Senior Vice President responsible for the Merchant Acquiring Business. Vizcarrondo has been responsible for the Merchant Acquiring Business (which was previously part of Banco Popular) since 2006. He joined Banco Popular in 1996 and previously served as a Portfolio Manager in its Treasury Division and later as Vice President for Corporate Banking.

Félix M. Villamil Background

Félix M. Villamil joined in 2004 and became Chief Executive Officer and Director on September 2010. As CEO and President, he managed the overall business strategy. He was employed by Banco Popular, from 1990 to 2004 and prior to that was General Auditor of Banco de Ponce. He began his career as Audit Manager for KPMG LLP. Mr. Villamil has been a Certified Public Accountant since 1985.

About EVERTEC, Inc.

EVERTEC, Inc. is a diversified processing business, offering transaction and payment processing, merchant acquiring and processing and business process management solutions in Puerto Rico and certain countries throughout the Caribbean, and Latin America. EVERTEC operates in three reportable business segments organized based on the nature of products and services: transaction processing, merchant acquiring and business solutions. EVERTEC owns and operates the ATH network, the leading debit payment and automated teller machine (“ATM”) network in Puerto Rico.

EVERTECs products and services include point-of-sale processing, network and switch services, automated teller machine driving services, core bank processing, business process outsourcing solutions, technology infrastructure management, financial services applications and merchant acquiring services.

Headquartered in San Juan, Puerto Rico, EVERTEC has approximately 1,600 employees in 6 countries throughout the Caribbean, and Latin America. EVERTEC is 51% owned by an affiliate of Apollo Management VII, L.P., a leading private equity and capital markets investor, and 49% owned by Popular, Inc., the largest financial institution in Puerto Rico and the Caribbean.